Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228090) and Form S-8 (Nos. 333-235748, 333-217944 and 333-236801) of Ingersoll Rand Inc. of our report dated October 2, 2019 relating to the financial statements of the Precision Flow Systems business of Silver II GP Holdings S.C.A., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
June 16, 2020